Exhibit 10.2

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is made this 15th day of March, 2013, by and between Helicos Biosciences Corporation, a Massachusetts corporation and Chapter 11 debtor-in-possession or its assignee (“Helicos” or the “Licensor”), for the benefit of SEQLL, LLC, a Massachusetts limited liability company (the “Licensee”).

WITNESSETH:

WHEREAS, Helicos is debtor in possession in the case under Chapter 11 of the United States Bankruptcy Code entitled In re Helicos Biosciences Corporation, Case No. 12-19091 – FJB (the “Chapter 11 Case”), pending in the United States Bankruptcy Court for the District of Massachusetts, Eastern Division (the “Court”).

WHEREAS, on March 5, 2013, Helicos filed a Motion to (i) Sell Certain Assets Free and Clear (ii) Assign Certain Obligations and (iii) Grant Non-Exclusive License (the “Sale Motion”) [Docket No. 96] in connection with the Helicos’ Chapter 11 Case, seeking authority (a) to sell certain equipment, supplies and related assets free and clear of liens, claims and other interests, (b) to assign certain obligations and the right to any revenue associated therewith, and (c) to grant a non-exclusive license to certain intellectual property owned by Helicos.

WHEREAS, on March 15, 2013, the United States Bankruptcy Court for the District of Massachusetts entered an Order allowing the Sale Motion [Docket No. 112] (the “Sale Order”).

WHEREAS, Helicos and the Licensee have entered into a certain definitive term sheet (the “Term Sheet”) dated March 4, 2013, whereby Helicos shall, among other things, license certain intellectual property owned by Helicos including patents and patent applications relating to gene sequencing, which are listed, to the best Helicos’ knowledge without input from its intellectual counsel, in Schedule A attached hereto (the “Intellectual Property”) to Licensee.

WHEREAS, Helicos desires to license the Intellectual Property to Licensee, and Licensee wishes to obtain such a license, solely for the purpose of allowing the Licensee to engage in contract gene sequencing, supporting Helicos’ customer base and potentially making improvements to the Helicos’ existing technology, all on the terms and conditions below.

NOW THEREFORE, in consideration of the mutual obligations set forth in the terms and conditions below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

Section 1. Definitions

(a)         “Affiliate” shall mean any corporation, partnership or other business organization that directly or indirectly through one or more intermediaries controls, or is under common control with, or is controlled by, Licensee. “Control” shall mean (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or participating shares entitled to vote for the election of directors; and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest or the power to direct the management and policies of such entity.

(b)         “Field” shall mean the use of the Intellectual Property solely for the purpose of allowing the SUBLICENSEEE to engage in contract gene sequencing, supporting HELICOS’ customer base and potentially making improvements to the HELICOS’ existing technology.

(c)         “Intellectual Property” means any and all intellectual property owned by Helicos, as set forth, to the best of Helicos’ knowledge without input from its intellectual property counsel, in Schedule A attached hereto.

(d)         “Licensed Process” shall mean any process that would, in the absence of the licenses granted herein, infringe one or more Valid and Enforceable Claim of any of the Intellectual Property.

(e)         “Licensed Product” shall mean any product that would, in the absence of the licenses granted herein, infringe one or more Valid and Enforceable Claim of any of the Intellectual Property, or, that when used, would constitute practice of a Licensed Process.

(f)          “Territory” shall mean the world.

(g)          “Valid and Enforceable Claim” shall mean a claim of an issued patent in the Intellectual Property that has not been held to be invalid or unenforceable by a court or other governmental agency of competent jurisdiction over such issued patent in a proceeding from which no appeal can be or has been taken.

Section 2. Grant: Helicos hereby grants to Licensee and Licensee hereby accepts a perpetual, non-exclusive, royalty-free license (the “License”) to use the Intellectual Property to make, have made, use, have used, offer for sale, have offered for sale, sell, have sold, import and have imported, lease or have leased Licensed Products, and practice or have practiced Licensed Processes in the Territory for the life of the Intellectual Property, in the Field only. Licensee shall not have the right to sub-license the Intellectual Property to any third party or to make any assignment of this License, and any such attempted sub-license or assignment shall constitute a material breach of this License, provided, however, that Licensee shall be deemed to license (with permission) to each and every entity that is an Affiliate of the Licensee, but solely for the period when such entity has such status. This License shall not include intellectual property (i) not owned by Helicos or (ii) licensed by Helicos from any third party.

Section 3. Enforcement of Intellectual Property: Licensee shall have the sole and exclusive right and obligation, to enforce its rights in the Intellectual Property against any third party infringement.

Section 4. No Obligations of Helicos: Notwithstanding anything to the contrary in this License Agreement, Helicos shall have no obligation whatsoever under this License Agreement, including to prosecute any patent application or to maintain any rights to the Intellectual Property by payment of fees to any governmental entity.

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Section 5. Term and Termination:

(a)         In the event that Licensee materially defaults in the performance of its obligations hereunder, or under that certain (i) Secured Promissory Note in the original principal amount of $500,000 from the Licensee for the benefit of Helicos, (ii) Bill of Sale by Helicos for the benefit of the Licensee, (iii) Assignment and Assumption Agreement by and between Helicos and Licensee, (iv) Royalty Agreement by and between Helicos and Licensee, (v) Security Agreement by and between Helicos and Licensee, (vi) letter agreement between the Licensee, Daniel R. Jones (the “Founding Executive”) and Helicos, each of even date hereof (together, the “Transaction Documents”), or (vii) any other agreement of Licensee that contemplates any obligation that is secured by a first priority lien on assets of the Licensee inasmuch as such assets purchased by Licensee from Helicos, Helicos shall have the right to give Licensee written notice requiring it to cure such default. In addition, the failure of the Founding Executive to continue to work full-time for the Licensee shall constitute an event of default under this License Agreement. If any event of default is not remedied within thirty (30) days after receipt of such notice, Helicos shall be entitled to terminate this License Agreement by giving notice to take effect immediately.

(b)         This License Agreement shall automatically terminate if Licensee dissolves or ceases to conduct its business, if Licensee files a petition in bankruptcy or insolvency or applies for the appointment of receiver or trustee concerning its assets, or if Licensee is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within sixty (60) days after its filing.

(c)         The parties’ respective obligations under Section 4, 5, 6, 7 and 8 shall survive termination of this Agreement, whether by expiration or otherwise for any reason.

Section 6. Representations and Warranties

(a)         Helicos represents and warrants to Licensee that:

(i)         Pursuant to the Sale Order, it has the right to enter into this License of the Intellectual Property;

(b)         Licensee represents and warrants to Helicos that:

(i)          Licensee is a corporation duly organized and existing under the laws of the Commonwealth of Massachusetts, and has all requisite corporate power and authority to execute, deliver, and perform its obligations under this License Agreement and to consummate the transactions contemplated thereby; and

(ii)         this License Agreement does not and will not conflict with, contravene, or constitute a default under or violation of any provision of applicable law binding upon Licensee, or any agreement, commitment, instrument or other arrangement to which Licensee is a party or by which it is bound.

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(c)         HELICOS PROVIDES THE LICENSE OF THE INTELLECTUAL PROPERTY TO LICENSEE ON AN “AS IS” BASIS ONLY. WITHOUT LIMITING THE FOREGOING, HELICOS DOES NOT MAKE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, REGARDING THE INTELLECTUAL PROPERTY OR THE USE THEREOF, AND HELICOS SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY SUBJECT MATTER HEREUNDER OR USE THEREOF, AND HELICOS DOES NOT ASSUME ANY RESPONSIBILITY WHATSOEVER WITH RESPECT TO THE DESIGN, DEVELOPMENT, MANUFACTURE, USE, SALE OR OTHER DISPOSITION BY LICENSEE or LICENSEE AFFILIATE OF LICENSED PRODUCTS. Licensee has not relied on any oral or written statements or any other materials provided by Helicos in connection with this License Agreement and Licensee represents that the decision to enter into this License Agreement is based solely on Licensee’s independent due diligence.

(d)         Helicos shall have no liability or obligation in respect of any infringement of any patent or other right of third parties due to Licensee’s activities under the License or otherwise. In no event shall Helicos be responsible or liable for any direct, indirect, special, incidental, or consequential damages or lost profits or other economic loss or damage with respect to Licensed Products regardless of the legal theory. The limitations on liability contained in this Article apply even though Helicos may have been advised of the possibility of such damage.

(e)         Licensee hereby agrees to indemnify, defend, save and hold Helicos, its members, managers, directors, officers, employees, and agents, harmless from and against any third party claims, demands, or actions alleging or seeking recovery or other relief for any liability, cost, fee, expense, loss, or damage arising or resulting from the use of the Intellectual Property or Licensed Products by Licensee, its customers or end-users, however the same may arise. Licensee shall not, and shall require that its Affiliates not, make any statements, representations or warranties whatsoever to any person or entity, or accept any liabilities or responsibilities whatsoever from any person or entity that are inconsistent with any disclaimer or limitation included in this section.

(f)         Licensee shall in the performance of any investigation, testing, and solicitation of government approvals pertaining to the use of the Intellectual Property, exercise at least the same degree of diligence which any reasonable and prudent manufacturer exercises in the investigation, testing, and solicitation of government approvals for an invention of similar class or utility invented by employees of and owned by the manufacturer.

Section 7. Miscellaneous

(a)         This License Agreement and the License granted herein shall not be assigned by Licensee, and Licensee shall not delegate its obligations hereunder, to any party without the prior written consent of Helicos, which consent may be withheld in the sole business judgment of Helicos.

(b)         This License Agreement constitutes the entire agreement between the parties and supersedes all previous agreements, understandings and arrangements, whether written or oral, with respect to the subject matter hereof.

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(c)         No amendments, changes, modifications or alterations of this Sub-License Agreement shall be binding upon either party unless in writing and signed by both parties.

(d)         Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation fire, explosion, flood, war, strike or riot, provided that the nonperforming party uses commercially reasonable efforts to remove such causes of non-performance and continues performance under this License Agreement with reasonable dispatch whenever such causes are removed.

(e)         All titles and captions in this License Agreement are for convenience only and shall not be interpreted as having any substantive meaning.

(f)         In the event that a court of competent jurisdiction holds that a particular provision or requirement of this License Agreement is in violation of any law, such provision or requirement shall not be enforced but replaced by a valid and enforceable provision or requirement which will achieve as far as possible the business intentions of the parties. All other provisions and requirements of this License Agreement, however, shall remain in full force and effect.

(g)         Neither party will issue any press release or other public announcements relating to this License Agreement without obtaining the other party’s written approval (other than as required by law) which approval will not be unreasonably withheld.

(h)         This License Agreement and the grant of the license described herein are subject to the terms of the Bayh-Dole Act, 35 U.S.C. 200-212, and its applicable regulations.

Section 8. Confidentiality

(a)         Licensee and Helicos agree that the content of this License Agreement as well as any financial or other information that either party may learn from the other during the term of this License Agreement shall be treated confidentially by both Licensee and Helicos.

(b)         In the event of scientific discussions between Helicos and Licensee, or any of them, whether orally or in writing, the parties mutually agree to maintain in confidence any Confidential Information exchanged between them. For purposes of this Section, Confidential Information shall be any disclosure of proprietary information by one entity to the other that is marked or, in the case of oral disclosure is confirmed in writing within thirty (30) days of such disclosure, as being confidential information of the entity. The parties mutually agree not to disclose such Confidential Information to any third party. Confidential Information under this Section shall not include any information that is or becomes publicly available without breach of this Section or information that is known to the party receiving it prior to disclosure by the disclosing entity.

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Section 9. Notices

Any notice required or permitted to be given under this License Agreement shall be considered properly given if sent by mail, facsimile, or courier delivery to the respective address of each party as follows:

If to Helicos:	HELICOS BIOSCIENCES CORPORATION
c/o Murtha Cullina LLP
99 High Street
Boston, MA 02110, U.S.A.
Attn: Daniel C. Cohn
Fax: 617-210-7058

If to Licensee:	SEQLL, LLC
866 East 5th Street
Unit 2
Boston, MA 02127 USA
Attn: Daniel R. Jones
Fax:_____________

Section 10. Governing Law and Jurisdiction

Any dispute under this License Agreement shall be adjudicated under the laws of the Commonwealth of Massachusetts without regard to its choice of law principles. Both parties to this License Agreement agree to submit to the exclusive jurisdiction of the Federal District Court in Massachusetts and further agree that such court has personal jurisdiction over the parties.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by (i) a duly authorized officer of Licensee and (ii) a duly authorized officer of Helicos as of the date first above written.

SELLER:

HELICOS BIOSCIENCES CORPORATION

By:	/s/ Jeffrey R. Moore
Name: Jeffrey R. Moore
Title: SVP & CFO

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Accepted and agreed:

PURCHASER:

SEQLL, LLC

By:	/s/ Daniel R. Jones
Name: Daniel R. Jones
Title: Manager

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SCHEDULE A

Helicos US and EP Patent Portfolio as of September 14, 2012 – Owned IP

Tier 1

HELI #	Pat / App #	Inventor	Representative claim

HELI- 001/01US Sequencing method	11/167,046	Lapidus	A method of determining a sequence of a nucleic acid template, the method comprising: (a) directly or indirectly anchoring a circular nucleic acid template to a substrate; (b) copying the template to produce an amplicon, wherein one or more detectably labeled nucleotides are incorporated into the amplicon via a polymerase-mediated reaction; (c) determining a sequence of the amplicon by optically resolving individual labeled nucleotides incorporated into the amplicon; and (d) determining at least a portion of the sequence of the template based on the sequence of the amplicon.

HELI- 009/06US Sequencing method	12/400,593	Quake	A method of conducting single molecule sequencing, the method comprising: providing a device comprising a synthesis channel or a reaction chamber; introducing containing in said synthesis channel or reaction chamber reagents necessary of for a polymerase-mediated template-dependent nucleic acid synthesis reaction, comprising a plurality of templates, one or more primers, a polymerase and one or more dye-labeled nucleotides; conducting said reaction; determining a sequence of the at least one of the templates by detecting individual nucleotides incorporated into a copy of the that template immobilized on a surface; wherein one or more of the reagents is introduced in the synthesis channel or reaction chamber at a flow rate that does not cause substantial sheering shearing of nucleic acid the templates and/or dislocation of the polymerase from nucleic acid complexes.

HELI- 021/02US Re-sequencing method	11/928,695	Harris	A method of increasing accuracy of nucleic acid sequencing, the method comprising the steps of: a) performing a first single molecule sequencing reaction on at least a first region of a template, thereby obtaining a nucleotide sequence of at least the first region of the template; and b) performing a second single molecule sequencing reaction on at least the first region of the template to resequence the first region of the template, thereby increasing the accuracy of nucleic acid sequencing.

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HELI- 025/00US Re- sequencing method	7,282,337	Harris	A method of increasing accuracy of nucleic acid sequencing, the method comprising the steps of: a) exposing a duplex comprising a template and a primer to a polymerase and one or more nucleotide comprising a detectable label under conditions sufficient for template-dependent nucleotide addition to said primer, wherein said template is individually optically resolvable; b) identifying nucleotide incorporated into said primer; c) neutralizing said detectable label or removing said detectable label from said incorporated nucleotide; d) repeating steps a)-c), thereby determining a nucleotide sequence incorporated into said primer of said duplex; e) removing the template from the primer of step d); f) adding a polynucleotide to a 3’ terminus of the primer from step e) to form a template; g) exposing the template of step f) to a primer capable of hybridizing to said added polynucleotide to form template/primer duplex, and repeating steps a) through d) to sequence a portion of the template, wherein at least a portion of the sequence obtained is complementary to the nucleotide sequence of d), thereby increasing the accuracy of nucleic acid sequencing.

HELI- 025/00EP Re- sequencing method	EP2007908	Harris

A method of increasing accuracy of nucleic acid sequencing, the method comprising the steps of:

a) exposing a duplex comprising a template and a primer to a polymerase and one or more nucleotides comprising a detectable label under conditions sufficient for template-dependent nucleotide addition to said primer to produce an extended primer, wherein said template is individually optically resolvable and said primer is attached to a solid support; b) identifying nucleotide incorporated into said extended primer; c) repeating steps a) and b), thereby determining a nucleotide sequence; d) removing the template from the extended primer of step c); e) adding a polynucleotide to a 3’ terminus of the extended primer of step d) to form a template; f) exposing the template of step e) to a primer capable of hybridizing to said added polynucleotide to form template/primer duplex, and repeating steps a) through c) to sequence a portion of the template, wherein at least a portion of the sequence obtained is complementary to the nucleotide sequence of c), thereby increasing the accuracy of nucleic acid sequencing.

HELI- 030/02US 2 light source system	7,276,720	Ulmer	A system for analyzing a sample, comprising: a flow cell; a passive vacuum source for pulling a volume through the flow cell; a lighting system for illuminating the sample in the flow cell; and an optical instrument for viewing the sample in the flow cell, wherein the lighting system comprises a first light source for analyzing the sample, light from the first light source defining a first optical path that intersects the sample; and a second light source operating with the first light source for determining a position of the first optical path.

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HELI- 030/03US 2 light source system	7,593,109 Deemed invalid in litigation with Illumina	Ulmer	A system for analyzing a sample, comprising: a flow cell; a lighting system for illuminating the sample in the flow cell; and an optical instrument for viewing the sample in the flow cell, wherein the lighting system comprises: one or more analytical light sources, each light source defining an optical path that intersects the sample; and a focusing light source operating with any one of the analytical light sources to focus said optical instrument on the sample.

HELI- 030/04US 2 light source system	12/563,677	Ulmer	A lighting system for analyzing a sample, the system comprising: a first light source for analyzing a sample, light from the first light source defining a first optical path that intersects the sample; and a second light source operating with the first light source for determining a position of the first optical path.

HELI- 030/05US	8,094,312 New IP in development	Ulmer	A system for analyzing a sample, comprising: a) a flow cell comprising a sample, wherein said sample comprises: i) nucleic acid templates, ii) primer sequences, iii) fluorescently labeled nucleotides, and iv) a polymerase; b) a computer module, wherein said computer module comprises a processor; c) an optical instrument for viewing said sample in said flow cell, wherein said optical instrument comprises an image capture device configured to: i) capture an image of said sample, and ii) send said image to said computer module for analysis; and d) a lighting system for illuminating said sample in said flow cell, wherein said lighting system comprises: i) one or more analytical light sources for illuminating said fluorescently labeled nucleotides in said sample; and ii) a focusing light source configured to focus said optical instrument on said sample.

HELI- 032/00US System for reducing spatial uniformity	7,397,546	Weber	A method of increasing the detected spatial uniformity of the intensity of a beam of light from a laser in a system including the laser and a light detector, the method comprising the steps of: generating a beam of light with the laser; and moving the beam of light and the light detector relative to each other, such that the detector averages the spatial intensity of the beam of light over time.

HELI- 039/01US Sequencing method	11/067,102	Lapidus

A method for detecting nucleic acids indicative of a disease state in a heterogeneous sample, the method comprising the steps of: a) obtaining a heterogeneous biological sample suspected to contain a nucleic acid indicative of a disease state; b) conducting a single-molecule sequencing reaction on nucleic acid molecules in said sample, wherein said conducting comprises forming nucleic acid template / primer / polymerase complexes that are attached directly or indirectly to a substrate and for at least one of the complexes, detecting incorporation of a detectably labeled nucleotide over a plurality of cycles of incorporation, wherein the polymerase has reduced exonuclease activity and for the plurality of cycles of incorporation, a next labeled nucleotide is incorporated adjacent to a previously incorporated labeled nucleotide; c) comparing nucleic acid sequences obtained in (b) to one or more reference sequences, thereby to identify the nucleic acids in said sample that are indicative of a disease state; and d) determining the presence or absence of the nucleic acid indicative of a disease state in said sample.

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HELI- 040/01US Kinetic control sequencing method	7,169,560	Lapidus	A method for sequencing a nucleic acid template, the method comprising the steps of: (a) exposing a nucleic acid template hybridized to a primer to (i) a polymerase capable of catalyzing nucleotide addition to said primer, and (ii) a labeled nucleotide that is not a chain terminating nucleotide, under reaction conditions and for a time such that on average only one nucleotide is added to said primer by said polymerase to produce an extended primer incorporating said labeled nucleotide; (b) identifying said single labeled nucleotide incorporated in step (a); (c) neutralizing label in said single labeled nucleotide incorporated in step (a); (d) repeating steps (a), (b) and (c) at least once; and (e) determining a sequence of said template based upon the order of incorporation of said labeled nucleotides.

HELI- 040/02US Kinetic control sequencing method	7,491,498	Lapidus	A method for sequencing a nucleic acid template, the method comprising the steps of: (a) exposing a nucleic acid template hybridized to a primer to (i) a polymerase capable of catalyzing nucleotide addition to said primer and (ii) a labeled nucleotide that is not a chain terminating nucleotide, under reaction conditions and for a period of time such that on average one to two nucleotides are added to said primer by said polymerase to produce an extended primer incorporating said labeled nucleotide; (b) washing away unincorporated nucleotides; (c) identifying said labeled nucleotides incorporated in step (a); (d) neutralizing label in any incorporated nucleotide; (e) repeating steps a, b, c, and d at least once; and (f) determining a sequence of said template based upon the order of incorporation of said labeled nucleotides, wherein said method does not utilize a blocking moiety.

HELI- 040/03US Kinetic control sequencing method	7,897,345	Lapidus	A method for sequencing a nucleic acid template, the method comprising: conducting a sequencing- by-synthesis reaction on a template nucleic acid/primer duplex, wherein the reaction is controlled such that on average no more than three nucleotides are added to the primer per incorporation cycle; and determining a sequence of the template based upon order of incorporation of the nucleotides to the primer over multiple incorporation cycles, wherein the nucleotides are not chain terminating nucleotides, and wherein the template/primer duplexes are individually optically resolvable.

HELI- 040/04US	13/008130 New IP in development	Lapidus

A method for obtaining sequence information from a target nucleic acid, comprising: a) immobilizing a plurality of different target nucleic acid/primer duplexes at discrete locations on a surface, wherein each of said target nucleic acids comprise the same adaptor sequence, and wherein each of said primers are hybridized to said adaptor sequence; b) contacting said plurality of immobilized target nucleic acid/primer duplexes with a solution comprising one or more extendible nucleotides, each nucleotide having a free 3’ hydroxyl, in the presence of a polymerase such that on average only one nucleotide is added by the polymerase to the 3' terminus of at least one of said primers in said plurality of different target nucleic acid/primer duplexes; and c) analyzing said discrete locations on said surface to detect the addition of said nucleotide, wherein addition of said nucleotide is indicative of the presence of a complementary nucleotide in the target nucleic acid, thereby obtaining sequence information from the target nucleic acid.

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HELI- 040/05US	13/008182 New IP in development	Lapidus	A method for obtaining sequence information from a target nucleic acid, comprising: a) immobilizing a plurality of different target nucleic acid/primer duplexes at discrete locations on a surface, wherein target nucleic acid portions of said duplexes each comprise the same adaptor sequence, and wherein said primers are hybridized to said adaptor sequence; b) contacting said plurality of duplexes with a solution comprising a detectably labeled nucleotide that is not a chain terminating nucleotide and an enzyme under conditions wherein the enzyme catalyses template-dependent addition to a terminus of at least one of said primers, resulting in the addition of a labeled nucleotide to said primer, wherein the label interferes with progression of the enzyme; and c) detecting the addition to the terminus of said at least one primer wherein said addition is indicative of the presence of a complementary sequence in the target nucleic acid, and provides sequence information of the target nucleic acid.

HELI- 040/06US	13/008468 New IP in development	Lapidus	A method for sequencing a nucleic acid template, the method comprising the steps of: (a) extending the primer hybridized to a nucleic acid template in a primer/template duplex by exposing said primer to (i) a polymerase capable of catalyzing nucleotide addition to said primer, and (ii) one or more extendible nucleotides each comprising a label, wherein said polymerase extends said primer by incorporation of a nucleotide; (b) identifying said nucleotide incorporated into said primer by using total internal reflection illumination and detecting an optical signal emitted by the label from the nucleotide that has been incorporated into the primer; and (c) repeating said extending and said identifying steps to determine the nucleotide sequence of the nucleic acid molecule.

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HELI- 098/00US Paired-end reads	7,767,400 Claims canceled as result of reexamination process	Harris

A method for generating paired reads from a strand of a nucleic acid duplex, the method comprising:

a) providing a nucleic acid template attached, either directly or indirectly, to a solid support; b) conducting a sequencing-by-synthesis reaction using detectably labeled nucleotides to obtain a first read of the template; c) synthesizing a spacer of a defined length; and d) conducting a sequencing- by-synthesis reaction using detectably labeled nucleotides to obtain a second read of the template, said second read being separated from the first read by the spacer.

HELI- 098/01EP Paired-end reads	09706204.6	Harris

1. A method for generating and/or using paired reads, the method comprising:

a)   providing a nucleic acid template;

b)   conducting a sequencing-by-synthesis reaction to obtain a first read of the template;

c)   synthesizing a spacer of a defined length;

d)   conducting a sequencing-by-synthesis reaction to obtain a second read of the template, said second read being separated from the first read by the spacer; and

e)   optionally, resequencing the first and/or the second reads; and

f)   optionally, mapping the first and second reads onto a reference sequence.

HELI- 112/01US RNA analysis method	12/811,579	Causey	A method for analyzing RNA transcripts, the method comprising sequencing a first strand cDNA via single-molecule sequencing thereby obtaining transcript information, wherein the method does not comprise a step of RNA or cDNA amplification.

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Tier 2

HELI #	Pat / App #	Inventor	Representative Claim

HELI- 004/00US Nucleotide composition	6,255,475	Kwiatkowski

A compound of the structure I:

Or a salt thereof, wherein: B is a nucleobase, X and Z independently are oxygen or sulphur, Y is hydrogen or a protected or unprotected hydroxy, R1 is hydrocarbyl, which optionally is substituted with a functional group selected from the group consisting of tertiary amino, nitro, cyano and halogen, R2 is hydrogen hydrocarbyl, which optionally is substituted with a functional group selected from the group consisting of tertiary amino, nitro, cyano and halogen, A is an electron withdrawing or electron donating group capable of moderating the acetyl stability of the compound I, L1 and L2 are hydrocarbon linkers, which may be the same or different, L2, when present, being either (I) connected to L1 via the group A, or (ii) directly connected to L1, the group A then being connected to one of linkers L1 and L2, F is a dye label, Q is a coupling group for F, and 1, m and n independently are 0 or 1, with the proviso that I is 1 when m is 1, and 1 is 1 and m is 1 when n is 1.

HELI- 005/01US Nucleotide composition	7,767,805	Buzby	A nucleotide analog monomer, wherein the monomer comprises a plurality of detectable labels attached thereto.

HELI- 007/00US Nucleotide composition	7,678,894	Siddiqi	A nucleotide analog, comprising: A nitrogenous base; A linker attached at the N4, N6, O4, or O6 of said nitrogeneous base; and A detectable label attached to said nitrogenous base via said linker, wherein said linker comprises a cleavable bond such that a native nucleotide monophosphate is regenerated upon incorporation of said analog into a nucleic acid duplex.

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HELI- 007/01US Nucleotide composition	12/705,120	Siddiqi

A nucleotide analog, the analog comprising: a nitrogenous base; a linker attached at the O4 or O6 of the nitrogenous base; and a moiety attached to the nitrogenous base via the linker.

A nucleotide analog, the analog comprising: a nitrogenous base; a linker attached at the N4 or N6 of the nitrogenous base; and a moiety attached to the nitrogenous base via the linker, wherein the linker comprises a cleavable bond such that a native nucleotide monophosphate is regenerated upon incorporation of the analog into a nucleic acid duplex.

HELI- 007/01EP Nucleotide composition	8755743.5	Siddiqi	A nucleotide analog, comprising: A nitrogenous base; A linker attached at the N4, N6, O4, or O6 of said nitrogeneous base; and An optically detectable label attached to said nitrogenous base via said linker.

HELI- 008/00US Sequencing method	11/540,617	Kahvejian	A method for detecting a small RNA molecule in a.biological sample comprising the steps of: a) modifying a 3’ end of a small RNA molecule contained in the biological sample with an adaptor, wherein the adaptor comprises a homopolymer region and the small RNA molecule is selected from the group consisting of siRNA, stRNA, heterochromatic siRNA, tiny non-coding RNA, and miRNA; b) attaching the modified small RNA molecule to a surface wherein individual small RNA molecules are positioned on the surface such that individual small RNA molecules are individually optically resolvable; and c) analyzing the attached modified small RNA molecule, wherein at least one nucleotide is identified in at least one attached modified small RNA molecule, thereby detecting a small RNA molecule in a biological sample.

HELI- 010/01US Method for stabilizing sequencing reactions	11/843,712	Buzby	A method for stabilizing a nucleic acid sequencing reaction, the method comprising the steps of: exposing a mixture comprising nucleic acid templates, a polymerase, a primer, and at least one nucleotide to single-stranded nucleic acid binding proteins positioned on a substrate, support, surface, or array; wherein said single-stranded nucleic acid binding protein binds to said template.

HELI- 012/00US Sequence Data analysis method	7,424,371	Kamentsky	A method of comparing nucleic acid sequences, wherein all of the following steps are performed on a computer, the method comprising: providing a nucleic acid sequence obtained from a sample and including at least one homopolymer region; collapsing each of the homopolymer regions to a single nucleotide to form a representative sample sequence without homopolymer regions; and comparing the representative sample sequence to at least one of a plurality of collapsed reference nucleic acid sequences without homopolymer regions to determine whether the representative sample sequence matches one of the plurality of reference nucleic acid sequences; and providing results of the comparing step to a user.

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HELI- 016/00US Sequencing method	11/292,528	Buzby	A method of sequencing a nucleic acid, the method comprising the steps of: a) introducing a single cell into a chamber of a flow cell; b) treating said cell to cause nucleic acids to be released; c) immobilizing released nucleic acids on a surface of the flow cell; d) introducing primers and polymerases into said chamber such that they are exposed to said nucleic acids under conditions suitable for forming template/primer/polymerase systems duplexes; and e) conducting a sequencing reaction using said template/primer/polymerase systems duplexes, wherein the sequencing reaction comprises observing the systems in order to detect whether extension of the primer has occurred.

HELI- 018/04US Sequencing apparatus - configured flow cell	11/928,799	Lawson	A device for use in single molecule sequencing of one or more nucleic acids in a sample, the device comprising a flow cell defining a plurality of individually isolated channels through which fluid can flow, the flow cell also defining an inlet port and an outlet port for each of the channels, at least a portion of an internal surface of at least one of the channels including a material to facilitate binding of at least one compound to the internal surface of the channel, wherein the bound compound is optically-isolated from other bound compounds in the channel and the compound is capable of hybridizing with one or more nucleic acids in the sample.

HELI- 018/05US Sequencing apparatus - configured flow cell	11/997,382	Lawson	A device for use in single molecule sequencing of one or more nucleic acids in a samples, the device comprising a flow cell defining a plurality of individually isolated channels through which fluid can flow, the flow cell also defining an inlet port and an outlet port for each of the channels, at least a portion of an internal surface of at least one of the channels including a material to facilitate binding of at least one compound to the internal surface of the channel, wherein the bound compound is optically-isolated from other bound compounds in the channel and the compound is capable of binding with one or more nucleic acids in of the sample

HELI- 029/00US Sequencing apparatus - liquid storage apparatus	7,753,095	Kiani	A liquid storage apparatus for use in connection with microfluidic volume analyzing equipment, comprising: a plurality of containers, each container including a top pierceable septum and a bottom pierceable septum and each container including a liquid therewithin; a lower array of needles, each of the lower needles for penetrating the bottom pierceable septum of a different one of the containers, each lower needle including a passage through which the liquid in the pierced container flows out of the container; and an upper array of needles, each of the upper needles for penetrating the top pierceable septum of a different one of the containers, each upper needle including a passage through which a gas flows into the container to occupy space in the container created by the flow of the liquid out of the container.

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HELI- 038/02US	13/101672	Quake	A method of increasing accuracy of nucleic acid sequencing, the method comprising the steps of: a) exposing a duplex comprising a template and a primer to a polymerase and one or more nucleotides comprising a detectable label under conditions sufficient for template-dependent nucleotide addition to said primer, the primer being hybridized to a first region of the template; b) identifying nucleotide incorporated into said primer; c) repeating steps a) and b), thereby determining a nucleotide sequence; d) removing the primer from the template; e) exposing the template to a second primer capable of hybridizing to the first region of the template to form a template/primer duplex, and repeating steps a) through c) to resequence a portion of the template, thereby increasing the accuracy of nucleic acid sequencing.

HELI- 041/01US Attachment methods	7,635,562	Harris	A method for conducting a chemical reaction on a surface, the method comprising the steps of: attaching a plurality of first nucleic acid molecules via covalent linkages to reactive chemical groups on a surface; blocking the surface using a blocking solution comprising potassium phosphate; conducting a chemical reaction between said first nucleic acid molecules and second reactant molecules comprising an optically detectable label wherein said conducting step comprises exposing said nucleic acid to a primer under conditions sufficient to extend said nucleic acid by at least one base; rinsing unincorporated optically labeled nucleotides from the surface; and observing individually optically resolvable labels incorporated in the one or more first nucleic acids on the surface.

HELI- 041/01EP Attachment methods	05798447.8	Harris

1. A method for conducting a chemical reaction on a surface, the method comprising the steps of:

attaching a plurality of first nucleic acid molecules to reactive epoxide groups on a surface via either (i) covalent linkages or (ii) indirectly by means of a biotin-streptavidin binding pair, with biotin covalently attached to the surface ;

blocking the surface using a blocking solution comprising potassium phosphate;

conducting a chemical reaction using second reactant molecules comprising an optically detectable label, thereby incorporating said second reactant molecules;

rinsing unincorporated optically labelled second reactant molecules from the surface; and

observing individually optically resolvable labels on the surface.

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HELI- 041/02US Attachment methods	12/618,991	Harris	A method for conducting a chemical reaction on a surface, the method comprising the steps of: attaching first reactant molecules to a surface; blocking said surface to reduce attachment to said surface of molecules other than said first reactant molecules conducting a chemical reaction between said first reactant molecules and second reactant molecules comprising an optically-detectable label; rinsing said surface to remove unreacted second reactant molecules; and observing label associated with second reactant molecules on said surface after said rinsing step.

HELI- 046/00US Sequencing methods	7,666,593	Lapidus	A method for obtaining sequence information from a nucleic acid, the method comprising the steps of: capturing target nucleic acids with a sequence-specific capture probe to produce a target/probe duplex; melting said target/probe duplex to release said target nucleic acids; annealing a primer to the target nucleic acids to produce a target/primer duplex; attaching said target/primer duplex to a surface such that at least a portion of said target/primer duplex is individually optically resolvable; introducing a polymerase and at least one nucleotide species comprising an optically-detectable label under conditions sufficient for template-dependent nucleotide addition; removing unincorporated nucleotide; and identifying nucleotide species incorporated into the extended primer, thereby obtaining sequence information from said target.

HELI- 046/01US Sequencing methods	12/708,153	Lapidus	A method for obtaining sequence information from a nucleic acid, the method comprising the steps of: introducing a sample comprising at least one target nucleic acid and other non-target molecules to at least one sequence-specific capture probe to produce target/probe duplexes; separating at least one of the duplexes from the non-target molecules; exposing the separated duplexes to at least one labeled nucleotide in the presence of a polymerase capable of catalyzing addition of the nucleotide to the duplex in a template-dependent manner, wherein the probe acts as a primer; and detecting incorporation of the nucleotide into the probe portion, thereby obtaining sequence information from the nucleic acid.

HELI- 047/01US Sequencing methods	11/496,063	Harris

A method for single molecule nucleic acid sequencing, the method comprising: covalently bonding to a surface a plurality of individually optically resolvable duplexes comprising a nucleic acid template and a primer hybridized thereto; conducting a template-dependent sequencing reaction mediated by a polymerase to extend primers of the plurality of said optically resolvable duplexes by at least three consecutive detectably labeled nucleotides; and detecting the addition of the labeled nucleotides to the plurality of said optically resolvable duplexes thereby to determine the sequence of at least three consecutive bases of respective said templates with an accuracy of detection at least 70% over the length of the consecutive bases and with respect to a reference sequence.

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HELI- 050/00US Nucleotide composition	7,476,734	Liu

A nucleotide analog having the structure:

wherein X1 is OH or PO4; X2 is H or OH; B is selected from the group consisting of a purine, a pyrimidine and derivatives thereof; CH=CHNHC(O)OC2H4NHCH2SO2 is a linker; and X3 is O or S.

HELI- 081/00US Method of equalizing amounts of nucleic acid targets in a sample	7,790,391	Harris	A method of equalizing amounts of nucleic acid targets in a sample, the method comprising: a) contacting a plurality of probes with a sample comprising a plurality of targets; b) capturing the plurality of nucleic acid targets with the plurality of probes; c) optionally, amplifying the captured targets using the plurality of probes; d) determining an initial range of amounts of different captured nucleic acid targets; and e) repeating steps a), b), and c) if performed, at starting concentrations of the probes adjusted to reduce said initial range, thereby producing a final sample.

HELI- 099/01US Surface preparation method	12/024,584	Schwartz	A method for preparing a surface for chemical analysis, the method comprising the steps of: providing a surface comprising a coating for binding an optically-labeled analyte; and depositing said analyte on said surface such that individual analyte molecules are spaced apart by a distance equal to at least the diffraction limit for said optical label.

HELI- 109/00US Method With particular nucleotide composition	12/098,196	Efcavitch	A method for sequencing a nucleic acid, the method comprising the steps of: exposing a nucleic acid duplex comprising a template portion and a primer portion to a nucleotide analog comprising an inhibitor that is charged or capable of becoming charged, and a polymerase, under conditions that permit template-dependent incorporation of the analog into the primer; detecting incorporation of the analog; removing or neutralizing the inhibitor; and repeating the exposing, detecting, and removing steps at least once, thereby to determine the sequence of the template.

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HELI- 109/01US Nucleotide composition	12/244,698	Siddiqi

A nucleotide analog of the following Formula II:

Wherein NTP is a nucleoside or nucleotide triphosphate, or an analog thereof, capable of incorporating onto the 3' end of a polynucleotide strand hybridized to a template presenting the complement of the NTP; L is a detectable label that facilitates the identification, of the nucleotide analog;

Inhibitor comprises (a) one or more multiply charged groups or groups capable of becoming multiply charged, or (b) two or more singly charged groups or two or more groups capable of becoming singly charged; R1 comprises a cleavable bond, which upon cleavage results in de-association of NTP from both L and Inhibitor; R2 is a tri-valent radical having the formula:

Wherein R2’ is a tri-valent radical, and R2’’ is a bi-valent radical selected from:—(CH2)x—, — (CH2—O)x—, —(CH2—O)z—(CH2)y—, — (CH2)z —(CH2—O)y—, and the same substituted with one or more groups selected from hydroxyl, halogen, amino, thiol, (C1-C6) alkyl, wherein x, y and z are each integers with x and y+z are each from 2 to 10;R3 is a bond or group linking R2 to the Inhibitor moiety; and R4 is a bond or group linking R2 to a L.

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HELI- 109/02US	13/283220	Efcavitch	A method for sequencing a nucleic acid, the method comprising the steps of: exposing a nucleic acid duplex comprising a template portion and a primer portion to a nucleotide analog comprising an inhibitor that is charged or capable of becoming charged, and a polymerase, under conditions that permit template-dependent incorporation of the analog into the primer; detecting incorporation of the analog; removing or neutralizing the inhibitor; and repeating the exposing, detecting, and removing steps at least once, thereby to determine the sequence of the template.

HELI- 125/00US Nucleotide . composition	12/631,074	Efcavitch	A nucleotide analog comprising a detectable label attached to a nitrogenous base portion by a cleavable linker, wherein contact of the analog with at least one activating agent results in cleavage of the label and elimination of the linker, thereby producing a natural nucleotide, a 9-deaza-G, 9-deaza-A, or ψ-uridine.

HELI- 127/00US Sequencing method	6,524,829	Seeger	A method for base sequencing of DNA or RNA comprising the following steps: (1) immobilizing DNA or RNA single strands on a planar surface; (2) focusing a laser beam on a single, immobilized single strand; (3) producing a DNA or RNA complementaiy strand of said immobilized, focused single strand by adding a solution containing (i) a mixture of nucleotides of the bases adenine, cytosine, guanine and thymine for producing a DNA complementary strand or a mixture of nucleotides of the bases adenine, cytosine, guanine and uracil for producing a RNA complementary strand and (ii) a polymerase, wherein at least two of the four nucleotides of the bases adenine, cytosine, guanine, and thymine, or at least two of the four nucleotides of the bases adenine, cytosine, guanine, or uracil are partially or fully luminescence-tagged, said step (3) further comprising (a) detecting each insertion of a luminescence-tagged nucleotide into the complementary strand with a single-molecule detector, and (b) deleting the luminescence signal of the luminescence-tagged nucleotide after detection and prior to insertion of the respective next luminescence-tagged nucleotide, thereby base sequencing DNA or RNA.

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HELI- 127/00EP	EP1117831	Seeger	Process for base sequencing of DNA or RNA, comprising the steps:

Sequencing method

(1) immobilising DNA or RNA single strands on a surface in a surface density of < 1 molecule/μm2

(2) focussing a laser beam on a single, immobilised single strand;

(3) producing a DNA or RNA complementary strand of the immobilised, focussed single strand by adding a solution containing (i) a mixture of nucleotides of the bases adenine, cytosine, guanine and thymine to produce a DNA complementary strand or a mixture of nucleotides of the bases adenine, cytosine, guanine and uracil to produce an RNA complementary strand and (ii) a polymerase,

3a) wherein at least two of the four nucleotides of the bases adenine, cytosine, guanine and thymine or at least two of the four nucleotides of the bases adenine, cytosine, guanine and uracil are luminescence-labelled completely or partially differently,

3b) each insertion of a luminescence-labelled nucleotide into the complementary strand is detected using a single-molecule detector, and

3c) before the insertion of the particular next luminescence-labelled nucleotide, the luminescence signal of the preceding luminescence-labelled nucleotide is quenched.

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HELI- 129/00US RNA Sequencing method	61/251,966	Ozsolak	A method for analyzing cellular nucleic acid, the method comprising the steps of: capturing RNA from a lysed cell onto a substrate; producing a cDNA/RNA duplex; removing the RNA from the cDNA/RNA duplex; priming the cDNA to produce a primer/cDNA duplex; exposing the primer/cDNA duplex to at least one detectably labeled nucleotide in the presence of a polymerase capable of catalyzing addition of the nucleotide to the primer/cDNA duplex; detecting incorporation of the nucleotide into the primer portion; and repeating the exposing and detecting steps at least once.

HELI- 129/01US	12/904683	Ozsolak	A method for analyzing cellular nucleic acid, the method comprising the steps of: capturing RNA from a lysed cell onto a substrate; producing a cDNA/RNA duplex; removing the RNA from the cDNA/RNA duplex; priming the cDNA to produce a primer/cDNA duplex; exposing the primer/cDNA duplex to at least one detectably labeled nucleotide in the presence of a polymerase capable of catalyzing addition of the nucleotide to the primer/cDNA duplex; detecting incorporation of the nucleotide into the primer portion; and repeating the exposing and detecting steps at least once.

HELI- 1002/02US	13/125932	Joseph	A method for increasing recovery of an analyte in a sample, comprising providing a mechanism for sample recircularization in a flow cell device using a reactive vessel, such that the analyte in the sample has two or more exposures to the reactive vessel.

HELI- 1004/02US	13/127669	Steinmann	A method for sequencing a nucleic acid, the method comprising: contacting a nucleic acid duplex comprising a primer nucleic acid hybridized to a template nucleic acid with a polymerase enzyme in the presence of a first detectably labeled nucleotide under conditions that permit the polymerase to add nucleotides to the primer in a template-dependent manner, wherein a unique oligonucleotide sequence is attached to the template nucleic acid so that the template nucleic acid may be differentiated from other template nucleic acid molecules; detecting a signal from the incorporated labeled nucleotide; and sequentially repeating the contacting and detecting steps at least once, wherein sequential detection of incorporated labeled nucleotide determines the sequence of the nucleic acid.

HELI- 1005/01US	12/616883	Lipson	A method for reducing over-representation of nucleic acid fragment ends, comprising: a. blocking the 3'-OH of a nucleic acid molecule; b. fragmenting the nucleic acid molecule to produce one or more unblocked 3'-OH; c. modifying the one or more unblocked 3'-OH; d. anchoring the modified nucleic acid fragments to a solid support; and e. determining at least a portion of the sequence of the nucleic acid molecule.

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HELI- 1006/01US	12/618251	Joseph	A method for sample performance analysis which comprises: a. attaching an enzyme directly or indirectly to a nucleic acid; b. anchoring nucleic acid to a surface; c. adding a substrate; d. determining the amount of substrate enzymatically converted to detectable product; and e. comparing the product produced compared to a nucleic acid standard, thereby calibrating the nucleic acid performance relative to a standard.

HELI- 1007/01US	12/625115	Lipson	A method for selective priming during reverse transcription of RNA to cDNA, comprising contacting an RNA sample with one or more primer oligonucleotides, wherein said primer oligonucleotides are comprised of one or more oligonucleotide sequences which hybridize specifically to mRNA.

HELI- 1009/01US	12/629174	Buzby	A method comprising exposing a functional substrate to (i) a biological mixture including at least one optically detectable moiety, and (ii) a competitor effective to reduce non-specific adsorption of the detectable moiety to the functional substrate.

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Tier 3

HELI#	Pat / App#	Inventor	Representative Claim

HELI- 003/00US Nucleotide composition	6,309,836	Kwiatkowski	A method for sequencing a nucleic acid comprising the steps of: a) contacting a target nucleic acid with a primer under conditions wherein said primer anneals to said target nucleic acid in a sequence specific manner and wherein at least a portion of said primer is complementary to a portion of said target nucleic acid; b) incorporating a hydrocarbyldithiomethyl-modified nucleotide into said primer; and c) detecting incorporation of said hydrocarbyldithiomethyl- modified nucleotide, wherein said hydrocarbyldithiomethyl-modified nucleotide is complementary to said target nucleic acid at said hydrocarbyldithiomethyl-modified nucleotide's site of incorporation thereby identifying the sequence of one nucleobase of said target nucleic acid.

HELI- 003/00EP Nucleotide composition	EP1218391	Kwiatkowski

A dithiomethyl-_modified compound comprising the Formula:

Rl-O-_CH2-S-_S-_R2

or a salt thereof, wherein R1 is chosen from modified or unmodified amino acids, peptides, proteins, carbohydrates, sterols, steroids, ribonucleosides, ribonucleotides, base- and/or sugar-modified ribonucleosides, base- and/or sugar-modified ribonucleotides, deoxyribonucleosides, deoxyribonucleotides, base- and/or sugar-modified deoxyribonucleosides, and base- and/or sugar-modified deoxyribonucleotides; and R2 is chosen from saturated and unsaturated hydrocarbons, straight- and branched-chain aliphatic hydrocarbons, cyclic hydrocarbons, aromatic hydrocarbons, heterocyclic hydrocarbons, heteroaromatic hydrocarbons, and substituted hydrocarbons such as hydrocarbons containing heteroatoms and/or other functional modifying groups.

HELI- 003/01US Nucleotide composition	6,639,088	Kwiatkowski

A hydrocarbyldithiomethyl-modified compound comprising the formula:

or a salt thereof, wherein R1 is an organic molecule; Rl, R2, and R4 are together or separately H, hydrocarbyl, or a residue of a solid support; and said R2 comprises a fluorescent labeling group.

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HELI- 003/02US Nucleotide composition	7,279,563	Kwiatkowski

A hydrocarbyldithiomethyl-modified compound comprising the formula:

or a salt thereof, wherein R1 is H, a protecting group, phosphate, diphosphate, triphosphate, or residue of a nucleic acid; R2 is a nucleobase; R3 is H, OH, or a protected form of OH; and R4, R5 and R6 are together or separately H, hydrocarbyl, or a residue of a solid support.

HELI- 006/02US Nucleotide composition	11/929,084	Siddiqi	A nucleoside triphosphate analog comprising a chemical structure within the following formula:

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HELI- 043/00US Method for inhibiting nucleotide misincorporati on	7,482,120	Buzby	A method for inhibiting nucleotide misincorporation in a nucleic acid synthesis reaction, the method comprising conducting a polymerization reaction on a nucleic acid duplex comprising a template and a primer in the presence of a nucleic acid polymerase, a first detectably labeled nucleotide corresponding to a first nucleotide species complementary to the position opposite the incorporation site at the 3' terminus of the primer, a second nucleotide of a different species, and at least one nucleotide derivative, each of the nucleotide derivatives corresponding to a different nucleotide species than the first nucleotide species, wherein each nucleotide derivative comprises a modification that inhibits formation of a phosphodiester bond between the nucleotide derivative and a free 3' hydroxyl on a primer nucleotide.

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